Exhibit 99.1

GRAND CANYON TERMINATES CURRENT EFFORT TO CONVERT TO NONPROFIT

PHOENIX – March 4, 2016 – Grand Canyon Education, Inc. (NASDAQ: LOPE), a comprehensive regionally accredited university that offers approximately 200 graduate and undergraduate degree programs and certificates across eight colleges both online and on ground at its approximately 250 acre campus in Phoenix, Arizona today announced that it has terminated its current effort to convert Grand Canyon University to a nonprofit entity. In connection with that announcement, it issued the following statement:

“In 1949, Grand Canyon University was founded as a nonprofit institution of higher education. In 2004, on the verge of bankruptcy and without any other options to survive, the University converted from a nonprofit institution to a for profit institution in order to raise the capital necessary for it to continue to serve its students. Since that time, although operating as a for-profit institution, the company has been able successfully to balance the needs of its students, faculty, community, investors and over 100,000 alumni. In nearly eight years as a public company, the company has never paid a dividend to its investors and has invested more capital into its campus and technology infrastructure than its entire after tax profits over that period – all without ever raising tuition on its ground campus during that period. After having conducted a highly successful initial public offering in 2008, achieving financial stability and success and no longer in need of outside capital, the University and its management began to consider the possibility of returning the University to its roots and converting back to a nonprofit entity. These considerations took concrete form nearly 18 months ago, when the company’s Board of Directors publicly announced an effort to explore the possibility of effecting a conversion of the University to a nonprofit entity – a move focused on enabling the University to conduct itself as a traditional nonprofit university, consistent with its history and on a level playing field with other traditional universities with regard to tax status, the ability to accept philanthropic contributions, the ability to pursue research grant opportunities, and participation in NCAA governance.

Yesterday, after the passage of these 18 months, the expenditure of thousands upon thousands of hours of effort by our senior leadership team, faculty and staff, and a nearly unprecedented effort to accomplish a goal that, we believe, would have benefitted our students, faculty, staff and community, as well as our investors, we learned that the Board of Trustees of the Higher Learning Commission, the University’s institutional accreditor, voted not to approve the conversion of Grand Canyon University to a nonprofit entity. As a result of that decision, these current efforts must now come to an end.

Before delving into the specifics of this decision, we first want to acknowledge and thank certain key groups whose tremendous efforts and key contributions almost made the conversion a reality:

•	The faculty and staff of Grand Canyon University. The conversion to nonprofit form required us to apply to the HLC for a Change in Control, Structure or Organization. This application process is substantive, serious, document intensive and challenging. Led by our Provost, Dr. Hank Radda, our faculty and staff were more than up to the challenge, making apparent to all involved in the process the high quality of Grand Canyon University’s faculty, its forward-thinking curriculum development processes and education programs, and its first-rate educational facilities and other resources. No one who has ever taken the time to come visit our campus, including the HLC review team, has ever walked away without being fully impressed and amazed with what we are achieving here at Grand Canyon University.

•	The HLC Review Team. A key component of the HLC application process is the onsite review conducted by a team composed of HLC staff and peer reviewers. This team – which was led by senior HLC staff members and representatives of peer institutions – not only reviewed the voluminous documentation filed with the application but also came to our campus to conduct two full days of onsite review. This review included in person meetings with our senior leadership team; the independent board of trustees of the 501(c)(3) entity that was to acquire and operate Grand Canyon University; the board of directors of Grand Canyon Education; the deans of our eight academic colleges and our academic program directors; our admissions and financial aid staff; and our student affairs and academic support staff. The team also conducted independent meetings with our faculty, students, finance team, and outside counsel and other advisors involved in the effort, and also reviewed drafts of the legal documents that would have been executed to implement the conversion. This review effort resulted in an HLC Staff Summary Report to the HLC Board of Trustees that included the following in its conclusion: “This transaction is complex and unique, and it would be unusual if some questions did not emerge from this review. Nevertheless, despite the varied concerns identified in this report, the institution is extremely well positioned to conduct this transaction successfully.”

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Internal Revenue Service. One of the unique aspects of this conversion transaction is the additional oversight and review conducted by the Internal Revenue Service. In this case, the IRS not only had to review the bona fide nature of the nonprofit entity that would have acquired Grand Canyon University – which it blessed when it issued the nonprofit entity a 501(c)(3) determination letter – but also key aspects of a management services agreement that would have gone into effect between Grand Canyon University and Grand Canyon Education following the transaction and under which GCE would have provided various outsourced services to the university. This latter review which was done in conjunction with a request for a private letter ruling (PLR) which was a necessary condition to the nonprofit entity’s ability to raise capital through a tax-exempt bond offering. Similar to the HLC staff, the IRS team worked iteratively with the University and its tax and legal advisors to address concerns that were raised regarding the structure and governance and after months of review and regular interaction with our management and advisors we believe would have determined that the issuance of a PLR was appropriate as to permit the transaction to go forward.

•	Arizona Leaders. Finally, we are very thankful for the bi-partisan support for Grand Canyon University throughout the State of Arizona from industry leaders, as well as local, state and federal officials, all of whom recognize the critical role that Grand Canyon University is playing in ensuring that Arizona’s residents have as many options as possible to obtain an affordable, high-quality, post-secondary education.

Based on all of the above, when we last discussed the progress of the conversion on our earnings call on February 17, 2016, we were, at that time, feeling reasonably confident that this difficult but beneficial transaction could be accomplished. This confidence was based not only upon the above regulatory efforts, but from the overwhelming and objectively incredible accomplishments that Grand Canyon University has achieved in the past few years to the benefit of our faculty and students, our neighbors and surrounding community, the City of Phoenix and the State of Arizona - a State that does not have any history of significant private traditional educational institutions.

To say that we were stunned at the HLC Board’s decision is both an overstatement and an understatement. Operating as a for-profit university, we are made aware daily of the adverse views many people have about for-profit institutions – views that we believe, as it relates to Grand Canyon University, are most often expressed out of ignorance for what is going on at our university as well as out of competitive envy by those who feel threatened by our presence here and our undisputed success as a comprehensive university. We therefore knew that there was a possibility that all of the positive attributes of this university and this transaction would not be able to carry the day when initially presented to the HLC Board. We certainly thought it possible that the Board might take issue with aspects of the proposal, and, as is commonly the case, afford us an opportunity to present a revised proposal for subsequent consideration.

Given the very strong statement of support from the HLC staff members and peer reviewers who conducted the review, and in light of the fact that the HLC Board had the ability to defer our application and seek additional dialogue and information regarding our proposal if it had questions or concerns, we were extremely surprised that the HLC Board – none of whose members, to our knowledge, has ever visited our campus, met with our faculty, administration or students, talked to our neighbors in the surrounding community or the thousands upon thousands of West Valley residents we employ – chose instead to deny our application outright, without any opportunity to address any stated concerns. The form of the HLC Board’s decisions means that we would be required to start this entire process over from scratch should we seek to continue this effort. Simply stated, we are stunned at how far apart the views of those who have spent time with us, including the HLC staff, appear to be from the views of the HLC Board.

In its denial letter, the HLC Board raises issues related to the proposed structure and governance of the nonprofit entity and the company. These issues were not materially different than concerns raised by the IRS during its review. With the IRS, however, we worked iteratively to find solutions to its concerns and the agreed upon changes were reflected in updated drafts of the master services agreement and constitutional documents of the nonprofit entity, all of which were provided to the HLC staff and Board prior to the board meeting. Yet, these changes, although we have reason to believe were sufficient to meet the concerns of the IRS on structure and governance, seem to have not even been considered by the HLC Board.

Perhaps even more surprising, however, is the following conclusion reached by the HLC Board: “In addition, the Board concluded that the current Eligibility Requirements and Criteria do not allow for an institution to outsource all or the majority of its basic functions related to academic and student support services and curriculum development, even where the contract between the parties indicates that the accredited institution provides oversight of those services.” What we understand this to mean is that, according to the HLC Board, an institution that outsources these types of support services to a third party provider is currently in violation of the HLC’s Criteria for Accreditation and that new rules of the HLC are required before any accredited institution may engage in such outsourcing efforts. This statement is incredible for several reasons:

•	It is well known that hundreds of nonprofit and public universities in the United States, including universities accredited by the HLC, outsource the same functions as we proposed, and have been doing so for at least a decade or more. Yet, the HLC appears not to have challenged or even questioned these agreements as impermissibly outsourcing “basic functions.”

•	More importantly, their conclusion we believe paints a distorted picture of our proposed transaction. It is not even remotely the case that the “accredited institution” (the nonprofit entity) would have provided only “oversight” of “academic and student support services and curriculum.” Under our proposed transaction structure, over 1,500 current full-time employees of the University, consisting of the entire academic infrastructure – including not only every one of its 335 full time and over 4,200 adjunct faculty members but also the provost and his staff, the deans of our eight colleges and their staffs, academic affairs personnel, the office of academic records, and our institutional effectiveness operations – would have been employed by and under the absolute control of the accredited institution – precisely as it is today. Indeed, under the proposed services agreement, the accredited institution and its faculty and academic leadership would continue to have direct responsibility for, and full and absolute authority over:

•	The development of all educational content for all courses and programs;

•	The selection of every program offered and all of the content to be included in those programs;

•	The development of every course and program and related course materials; and

•	The assessment of student learning and initiatives to increase persistence and completion.

The division of duties between the nonprofit entity and the company was very clearly and explicitly spelled out in our application and in the draft legal documents, and substantively discussed at great length with the HLC staff and peer reviewers during their visit.

The bottom line is that the inference that the division of duties between the non-profit university and the company would outsource “all or the majority of its “basic functions related to academic and student support services and curriculum development” simply bears no relationship whatsoever to the proposed relationship between Grand Canyon University and Grand Canyon Education.

It is also important to note that the proposed relationship between the company and the non-profit institution was not invented out of whole cloth. When developing our proposed agreement, we did not start from scratch, in a vacuum. Rather, we reviewed other, publicly available services agreements that are currently in place between non-profit universities and for-profit services providers, and we used the same divisions of responsibility that are reflected in these long-standing and well-known relationships. Indeed, we provided copies of these agreements to the HLC staff to demonstrate that we were basing our structure on well-established, previously approved models. We are at a loss to understand why the HLC Board has chosen to reject our proposal alone, when so many of these agreements exist and are in effect, not only with other HLC-accredited schools in our local market but among top-tier regionally accredited institutions from Coast to Coast.

Sadly, the current process is now at an end. We do not intend to challenge the HLC Board’s decision or continue this current effort at this time, and, thus, have determined not to prepare a point by point recitation of other factual inaccuracies upon which the decision appears based. Rather, with great respect for the tremendous efforts of our management, faculty, and staff, and those others referenced above, we intend to direct all of our energies toward the continued success of Grand Canyon University. We want to assure all of our stakeholders that this does not change our strategy going forward. We will eventually find the right path to accomplish our objectives and ensure the long-term mission and legacy of the institution.

Thank you.”

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a comprehensive regionally accredited university that offers approximately 200 graduate and undergraduate degree programs and certificates across eight colleges both online and on ground at our approximately 250 acre campus in Phoenix, Arizona, at leased facilities and at facilities owned by third party employers of our students. Our undergraduate programs are designed to be innovative and meet the future needs of employers while providing students with the needed critical thinking and effective communication skills developed through a Christian, liberal arts foundation. We offer master and doctoral degrees in contemporary fields that are designed to provide students with the capacity for transformational leadership in their chosen industry, emphasizing the immediate relevance of theory, application, and evaluation to promote personal and organizational change. Approximately 74,500 students were enrolled as of December 31, 2015. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission, Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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